Exhibit 99.1

Intrexon Augments Management Team

- Jack Bobo named SVP, Chief Communications Officer -

- Samuel Broder rejoins as SVP, Head of Health Sector -

- Joel Liffmann appointed Senior Vice President, Finance -

Germantown, MD, July 21, 2015 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced three additions to the executive team — Jack A. Bobo, as Senior Vice President, Chief Communications Officer, Samuel Broder, M.D., as Senior Vice President, Head of Health Sector, and Joel Liffmann as Senior Vice President, Finance.

Mr. Bobo brings to Intrexon significant expertise in the analysis and communication of global trends in biotechnology, food and agriculture to audiences around the world. He has worked extensively to improve the messaging and understanding of science and technology to help address global challenges related to climate change, sustainability, and food security. He joins Intrexon from the U.S. Department of State where he has worked for the past thirteen years, most recently as Senior Advisor for Food Policy following his positions as Senior Advisor for Biotechnology as well as Chief, Biotechnology and Textile Trade Division. Through these key roles Mr. Bobo was responsible for global outreach to foreign audiences and senior foreign officials across a variety of issues and led or participated in bilateral trade discussions and negotiations. Prior to his distinguished career at the U.S. Department of State, he was an attorney at Crowell & Moring LLP. He received a J.D. from Indiana University School of Law and an M.S. in Environmental Science from Indiana University School of Public and Environmental Affairs.

Dr. Broder has an extensive career in health and is welcomed back to Intrexon in the role as Head of the Health Sector, succeeding Dr. Gregory Frost. Previously he served as Chairman of the Health Sector and Executive Vice President of Scientific and Public Affairs. Prior to Intrexon, Dr. Broder was Executive Vice President and Chief Medical Officer at Celera and Senior Vice President of Research and Development at IVAX Corporation. He also served as Director of the National Cancer Institute (NCI) for six years. During his tenure at NCI, he directed a number of large clinical trials and was instrumental in developing anti-cancer therapeutics as well as several drugs now widely used in the treatment of AIDS. Dr. Broder has authored or co-authored more than 340 scientific publications, holds multiple patents, and is a member of the Institute of Medicine of the National Academy of Sciences. He received his M.D. from the University of Michigan.

Mr. Liffmann is an accomplished executive who brings to Intrexon extensive knowledge in building growth businesses through internal development, acquisitions and partnerships. He has over thirty years of public and private capital market financing experience, twenty years of service on public and private company Boards of Directors and forty years of experience in the healthcare industry. Most recently he served as Executive Vice President of Corporate Development at Health Grades, Inc., where he was responsible for researching and managing growth initiatives, evaluating and negotiating business opportunities, managing specific legal activities and partnering with other corporate leaders. Prior to Health Grades, Joel was a Senior Advisor to Vestar Capital Partners and was previously a Partner at Oracle Investment Management, Inc., where he specialized in private company investing and merchant banking in health care, bioscience, and related industries. He holds a Bachelor’s degree in Business Administration from Boston University.

“We are delighted to welcome Jack and Joel to the Intrexon team, and excited to have Sam back in an executive role at the Company,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “The breadth of experience these accomplished individuals contribute across their respective areas of expertise will prove valuable as we continue to push forward into new fields and partnerships building upon our leading synthetic biology position. With these additions, our ability to effectively communicate as a responsible global citizen with all relevant stakeholders, to expand the portfolio of gene and cell therapies we enable, and to assess strategic opportunities both internally and externally has significantly increased.”

About Intrexon Corporation

Intrexon Corporation (NYSE:XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements. These forward-looking statements are based upon our current expectations and projections about future events and generally relate to our plans, objectives and expectations for the development of our business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com